TRIMAS REPORTS SECOND QUARTER 2025 RESULTS
Aerospace Sales Up 32.5%; Company Raises 2025 Full-year Earnings Outlook
•Second quarter diluted EPS of $0.41, with adjusted diluted EPS of $0.61, up 41.9%
•Second quarter operating profit of $27.1 million, with adjusted operating profit of $31.8 million, up 53.2%
•Consolidated sales growth of 14.2%, with organic growth, net of currency impact, of 13.4%
BLOOMFIELD HILLS, Michigan, July 29, 2025 - TriMas (NASDAQ: TRS) today announced financial results for the second quarter ended June 30, 2025. The Company reported second quarter 2025 net income of $16.7 million, or $0.41 per diluted share, compared to $10.9 million, or $0.27 per diluted share, in second quarter 2024. Adjusting for Special Items(1), second quarter 2025 adjusted net income(2) was $25.1 million, compared to $17.5 million in second quarter 2024. Second quarter 2025 adjusted diluted earnings per share(2) was $0.61, an increase of 41.9% compared to $0.43 in the prior year period.
TriMas reported second quarter 2025 net sales of $274.8 million, an increase of 14.2% compared to $240.5 million in second quarter 2024, as sales growth in its Packaging and Aerospace segments more than offset the loss of sales related to the divestiture of Arrow Engine in its Specialty Products segment. The Company reported operating profit of $27.1 million in second quarter 2025, compared to $17.9 million in second quarter 2024. Adjusting for Special Items(1), second quarter 2025 adjusted operating profit was $31.8 million, an increase of 53.2% compared to $20.8 million in the prior year period, as a result of the favorable impacts of higher sales, and commercial and operational improvement actions.
“Our team delivered another strong quarter, driven by solid top-line growth with improving margins in both our Aerospace and Packaging segments," said Thomas Snyder, newly appointed President and Chief Executive Officer of TriMas. "I look forward to building upon this success and driving long-term value by aligning our strategies to advance our commercial opportunities in the marketplace and to accelerate our performance around operational excellence. Given our momentum, we are raising our full-year 2025 sales and earnings outlook. As we look ahead, we remain confident in the long-term growth potential of our two largest segments, Packaging and Aerospace, as well as the ongoing recovery within our Specialty Products business.”
Financial Position
The Company reported net cash provided by operating activities of $30.3 million for second quarter 2025, compared to $18.4 million in second quarter 2024, driven by improved performance and continued working capital management. As a result, the Company reported Free Cash Flow(3) of $16.9 million for second quarter 2025, compared to $11.4 million in second quarter 2024.
TriMas ended second quarter 2025 with $30.3 million of cash on hand, $249.4 million of cash and available borrowing capacity under its revolving credit facility, and a net leverage ratio of 2.6x as defined in the Company's credit agreement. As of June 30, 2025, TriMas reported total debt of $424.5 million and Net Debt(4) of $394.3 million. With a strong balance sheet and no near-term maturities, the Company remains committed to its capital allocation priorities of investing for growth in its businesses and returning capital to shareholders.
During the first six months of 2025, the Company repurchased 106,220 shares of its outstanding common stock for $2.3 million. As of June 30, 2025, the Company had $65.4 million remaining under the repurchase authorization. TriMas also paid a quarterly cash dividend of $0.04 per share of TriMas Corporation stock.
Second Quarter Segment Results
TriMas Packaging group's net sales for the second quarter were $143.0 million, an increase of 8.4% compared to second quarter 2024, primarily due to organic growth of 7.9% related to the beauty & personal care and industrial end markets, partially offset by lower sales of products used in food & beverage applications. Second quarter operating profit and margin improved slightly compared to the prior year period, as a result of the improved performance and cost management activities.
TriMas Aerospace group's net sales for the second quarter were $103.0 million, an increase of 32.5% compared to second quarter 2024, primarily due to an increase in industry build rates, new awards, commercial actions and the acquisition of TriMas Aerospace Germany (TAG) during first quarter 2025. Second quarter 2025 operating profit margin increased 650 basis points over the same period in 2024, primarily due to higher sales conversion, commercial actions and operational excellence initiatives.
TriMas Specialty Products group's net sales for the second quarter were $28.7 million, a decrease of 6.8% compared to second quarter 2024, as a 13.0% year-over-year sales increase for Norris Cylinder was more than offset by the loss of sales related to the divestiture of Arrow Engine in January 2025. Second quarter operating profit and margin increased as compared to the same period in 2024, as higher absorption of fixed costs and previous restructuring actions at Norris Cylinder more than offset the loss of profit related to Arrow Engine and higher inventory capitalized variances in the quarter.
2025 Outlook
The Company raised its full year 2025 outlook originally provided on February 27, 2025. The Company now expects to generate full year 2025 adjusted diluted earnings per share(2) in the range of $1.95 to $2.10, as compared to the previous range of $1.70 to $1.85. The Company is also now estimating that TriMas’ 2025 consolidated sales growth will range between 8% to 10%, as compared to full year 2024, and as compared to the previously provided sales growth range of 4% to 6%.
“Following a strong first half of the year, we are increasing our full-year guidance, supported by sustained momentum in our Aerospace business and positive trends within Specialty Products. Our Packaging group remains on track, delivering continued growth and margin expansion that further supports our outlook. We continue to closely monitor the evolving impacts of tariffs and remain focused on driving ongoing performance improvements,” concluded Snyder.
Conference Call Information
TriMas will host its second quarter 2025 earnings conference call today, Tuesday, July 29, 2025, at 10 a.m. ET. To participate via phone, please dial (877) 407-0890 (U.S. and Canada) or +1 (201) 389-0918 (outside the U.S. and Canada), and ask to be connected to the TriMas second quarter 2025 earnings conference call. The conference call will also be simultaneously webcast via the TriMas website at www.trimas.com, under the "Investors" section, with an accompanying slide presentation. A replay of the conference call will be available on the TriMas website or by dialing (877) 660-6853 (U.S. and Canada) or +1 (201) 612-7415 (outside the U.S. and Canada) with a meeting ID of 13754837, beginning July 29, 2025, at 3:00 p.m. ET through August 12, 2025, at 3:00 p.m. ET.
Notice Regarding Forward-Looking Statements
The above outlook includes the impact of all announced acquisitions. The outlook provided assumes no detrimental impact related to input costs or end market demand associated with global conflicts or geopolitical actions. All of the above amounts considered as 2025 guidance are after adjusting for any current or future amounts that may be considered Special Items, and in the case of adjusted diluted earnings per share, acquisition-related intangible asset amortization expense for deals that have not yet been consummated. The inability to predict the amount and timing of the impacts of these Special Items makes a detailed reconciliation of these forward-looking non-GAAP financial measures impracticable.(1)
Any "forward-looking" statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, contained herein, including those relating to TriMas’ business, financial condition or future results, involve risks and uncertainties with respect to, including, but not limited to: general economic and currency conditions; competitive factors; market demand; our ability to realize our business strategies; government and regulatory actions, including, without limitation, the impact of current and future tariffs and reciprocal tariffs, quotas and surcharges, as well as climate change legislation and other environmental regulations; our ability to identify attractive acquisition candidates, successfully integrate acquired operations or realize the intended benefits of such acquisitions; pressures on our supply chain, including availability of raw materials and inflationary pressures on raw material and energy costs, and customers; the performance of our subcontractors and suppliers; risks and uncertainties associated with intangible assets, including goodwill or other intangible asset impairment charges; risks associated with a concentrated customer base; information technology and other cyber-related risks; risks related to our international operations, including, but not limited to, risks relating to tensions between the United States and China; changes to fiscal and tax policies; intellectual property factors; uncertainties associated with our ability to meet customers’ and suppliers’ sustainability and environmental, social and governance ("ESG") goals and achieve our sustainability goals in alignment with our own announced targets; litigation; contingent liabilities relating to acquisition activities; interest rate volatility; our leverage; liabilities imposed by our debt instruments; labor disputes and shortages; the disruption of operations from catastrophic or extraordinary events, including, but not limited to, natural disasters, geopolitical conflicts and public health crises; the amount and timing of future dividends and/or share repurchases, which remain subject to Board approval and depend on market and other conditions; our future prospects; and other risks that are discussed in Part I, Item 1A, "Risk Factors," in our Annual Report on Form 10-K for the year ended December 31, 2024 and in the Second Quarter 2025 report on Form 10-Q. The risks described in our Annual Report on Form 10-K and in the Second Quarter 2025 report on Form 10-Q are not the only risks facing our Company. Additional risks and uncertainties not currently known to us or that we currently deemed to be immaterial also may materially adversely affect our business, financial position and results of operations or cash flows. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements, except as required by law.
Non-GAAP Financial Measures
In this release, certain non-GAAP financial measures are used. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measure may be found in Appendix I at the end of this release. Management believes that presenting these non-GAAP financial measures provides useful information to investors by helping them identify underlying trends in the Company’s businesses and facilitating comparisons of performance with prior and future periods and to the Company’s peers. These non-GAAP financial measures should be considered in addition to, and not as a replacement for or superior to, the comparable GAAP measure, and may not be comparable to similarly titled measures reported by other companies.
Reconciliations of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures are provided only for the expected impact of amortization of acquisition-related intangible assets for completed acquisitions, as the Company is unable to provide estimates of future Special Items(1) or amortization from future acquisitions without unreasonable effort, due to the uncertainty and inherent difficulty of predicting the occurrence and the financial impact of such items impacting comparability and the periods in which such items may be recognized. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.
Additional information is available at www.trimas.com under the “Investors” section.
(1) Appendix I details certain costs, expenses and other amounts or charges, collectively described as "Special Items," that are included in the determination of net income, earnings per share and/or cash flows from operating activities under GAAP, but that management believes should be separately considered when evaluating the quality of the Company’s core operating results, given they may not reflect the ongoing activities of the business.
(2) The Company defines adjusted net income (and on a per diluted share basis, adjusted diluted earnings per share) as net income (per GAAP), plus or minus the after-tax impact of Special Items(2), plus the after-tax impacts of non-cash acquisition-related intangible asset amortization and non-cash compensation expense. While the acquisition-related intangible assets aid in the Company’s revenue generation, the Company adjusts for the non-cash amortization expense and non-cash compensation expense because the Company believes it (i) enhances management’s and investors’ ability to analyze underlying business performance, (ii) facilitates comparisons of financial results over multiple periods, and (iii) provides more relevant comparisons of financial results with the results of other companies as the amortization expense associated with these assets may fluctuate significantly from period to period based on the timing, size, nature, and number of acquisitions.
(3)    The Company defines Free Cash Flow as Net Cash Provided by/Used for Operating Activities, excluding the cash impact of Special Items, less Capital Expenditures. Please see Appendix I for additional details.
(4) The Company defines Net Debt as Total Debt less Cash and Cash Equivalents. Please see Appendix I for additional details.
About TriMas
TriMas manufactures a diverse set of products primarily for the consumer products, aerospace and industrial markets through its TriMas Packaging, TriMas Aerospace and Specialty Products groups. Our approximately 3,900 dedicated employees in 13 countries provide customers with a wide range of innovative and quality product solutions through our market-leading businesses. Our TriMas family of businesses has strong brand names in the markets served, and operates under a common set of values and strategic priorities under the TriMas Business Model. TriMas is publicly traded on the NASDAQ under the ticker symbol “TRS,” and is headquartered in Bloomfield Hills, Michigan. For more information, please visit www.trimas.com.
Contact
Sherry Lauderback

VP, Investor Relations, Communications & Sustainability
(248) 631-5506
sherry.lauderback@trimas.com

TriMas Corporation
Condensed Consolidated Balance Sheet
(Dollars in thousands)

	June 30, 2025	December 31, 2024
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$30,280	$23,070
Receivables, net	203,770	164,820
Inventories	216,900	209,190
Prepaid expenses and other current assets	38,180	29,560
Total current assets	489,130	426,640
Property and equipment, net	337,260	318,650
Operating lease right-of-use assets	45,760	40,480
Goodwill	388,490	356,360
Other intangibles, net	163,050	161,080
Deferred income taxes	9,800	10,760
Other assets	11,910	10,210
Total assets	$1,445,400	$1,324,180
Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$102,710	$91,050
Accrued liabilities	76,380	60,340
Lease liabilities, current portion	9,670	8,040
Total current liabilities	188,760	159,430
Long-term debt, net	424,540	398,120
Lease liabilities	40,600	36,680
Deferred income taxes	20,800	20,110
Other long-term liabilities	55,430	42,540
Total liabilities	730,130	656,880
Total shareholders' equity	715,270	667,300
Total liabilities and shareholders' equity	$1,445,400	$1,324,180

TriMas Corporation
Consolidated Statement of Income
(Unaudited - dollars in thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2025	2024	2025	2024
Net sales	$274,760	$240,500	$516,430	$467,600
Cost of sales	(205,040)	(186,490)	(389,680)	(360,880)
Gross profit	69,720	54,010	126,750	106,720
Selling, general and administrative expenses	(42,570)	(36,100)	(83,110)	(76,430)
Net gain (loss) on dispositions of assets	(20)	(60)	5,270	—
Operating profit	27,130	17,850	48,910	30,290
Other expense, net:
Interest expense	(4,550)	(5,220)	(9,070)	(10,150)
Other income (expense), net	(230)	40	(330)	(280)
Other expense, net	(4,780)	(5,180)	(9,400)	(10,430)
Income before income tax expense	22,350	12,670	39,510	19,860
Income tax expense	(5,630)	(1,730)	(10,370)	(3,780)
Net income	$16,720	$10,940	$29,140	$16,080
Basic earnings per share:
Net income per share	$0.41	$0.27	$0.72	$0.39
Weighted average common shares—basic	40,647,361	40,699,287	40,626,325	40,858,668
Diluted earnings per share:
Net income per share	$0.41	$0.27	$0.71	$0.39
Weighted average common shares—diluted	40,929,861	40,999,038	40,939,798	41,160,526

TriMas Corporation
Consolidated Statement of Cash Flow
(Unaudited - dollars in thousands)

	Six months ended June 30,
	2025	2024
Cash Flows from Operating Activities:
Net income	$29,140	$16,080
Adjustments to reconcile net income to net cash provided by operating activities, net of acquisition impact:
Gain on dispositions of assets	(5,270)	—
Depreciation	19,650	20,000
Amortization of intangible assets	8,540	8,430
Amortization of debt issue costs	480	480
Deferred income taxes	3,250	2,840
Non-cash compensation expense	5,000	6,420
Provision for losses on accounts receivable	(1,140)	860
Increase in receivables	(29,700)	(24,650)
Decrease (increase) in inventories	1,300	(18,310)
Increase in prepaid expenses and other assets	(1,430)	(400)
Increase (decrease) in accounts payable and accrued liabilities	14,520	(1,210)
Other operating activities	(4,900)	4,130
Net cash provided by operating activities, net of acquisition impact	39,440	14,670
Cash Flows from Investing Activities:
Capital expenditures	(29,980)	(24,110)
Acquisition of business, net of cash acquired	(37,160)	—
Cross-currency swap terminations	—	(3,760)
Settlement of foreign currency exchange forward contract	—	3,760
Net proceeds from disposition of business, property and equipment	21,180	230
Net cash used for investing activities	(45,960)	(23,880)
Cash Flows from Financing Activities:
Proceeds from borrowings on revolving credit facilities	140,950	153,530
Repayments of borrowings on revolving credit facilities	(118,780)	(122,230)
Debt financing fees	(1,260)	—
Payments to purchase common stock	(2,260)	(16,850)
Shares surrendered upon exercise and vesting of equity awards to cover taxes	(1,800)	(1,560)
Dividends paid	(3,280)	(3,320)
Other financing activities	160	(240)
Net cash provided by financing activities	13,730	9,330
Cash and Cash Equivalents:
Increase for the period	7,210	120
At beginning of period	23,070	34,890
At end of period	$30,280	$35,010
Supplemental disclosure of cash flow information:
Cash paid for interest	$9,490	$8,940
Cash paid for taxes	$9,210	$5,470

Appendix I

TriMas Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited - dollars in thousands)

	Three months ended June 30,		Six months ended June 30,
	2025	2024	2025	2024
Packaging
Net sales	$143,010	$131,930	$270,580	$258,950
Operating profit	$19,990	$18,020	$37,230	$35,130
Special Items to consider in evaluating operating profit:
Business restructuring and severance costs	440	440	1,020	1,350
Adjusted operating profit	$20,430	$18,460	$38,250	$36,480

Aerospace
Net sales	$103,010	$77,720	$192,220	$145,060
Operating profit	$20,140	$10,430	$35,210	$17,560
Special Items to consider in evaluating operating profit:
M&A diligence and transaction costs	—	30	—	30
Purchase accounting costs	510	—	670	—
Adjusted operating profit	$20,650	$10,460	$35,880	$17,590

Specialty Products
Net sales	$28,740	$30,850	$53,630	$63,590
Operating profit	$1,260	$580	$110	$3,190
Special Items to consider in evaluating operating profit:
Business restructuring and severance costs	—	—	1,240	—
Adjusted operating profit	$1,260	$580	$1,350	$3,190

Corporate Expenses
Operating loss	$(14,260)	$(11,180)	$(23,640)	$(25,590)
Special Items to consider in evaluating operating loss:
M&A diligence and transaction costs	30	990	330	2,200
System implementation costs	1,440	780	2,360	1,790
Settlement of legacy liability	—	660	—	660
Business restructuring and severance costs	2,230	—	6,950	680
Gain on sale of Arrow Engine	—	—	(5,300)	—
Adjusted operating loss	$(10,560)	$(8,750)	$(19,300)	$(20,260)

Total Company
Net sales	$274,760	$240,500	$516,430	$467,600
Operating profit	$27,130	$17,850	$48,910	$30,290
Total Special Items to consider in evaluating operating profit	4,650	2,900	7,270	6,710
Adjusted operating profit	$31,780	$20,750	$56,180	$37,000

Appendix I

TriMas Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited - dollars in thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2025	2024	2025	2024
Net income, as reported	$16,720	$10,940	$29,140	$16,080
Special Items to consider in evaluating quality of net income:
Business restructuring and severance costs	2,670	440	9,210	2,030
Purchase accounting costs	510	—	670	—
M&A diligence and transaction costs	30	1,020	330	2,230
System implementation costs	1,440	780	2,360	1,790
Derivative de-designation and settlement (gain) loss	—	(280)	—	10
Settlement of legacy liability	—	660	—	660
Write-off of deferred financing fees	—	—	100	—
Gain on sale of Arrow Engine	—	—	(5,300)	—
Amortization of acquisition-related intangible assets	4,350	4,220	8,540	8,430
Non-cash compensation expense	2,010	1,850	3,500	6,420
Income tax effect of net income adjustments(1)	(2,660)	(2,180)	(4,640)	(5,090)
Adjusted net income	$25,070	$17,450	$43,910	$32,560

	Three months ended June 30,		Six months ended June 30,
	2025	2024	2025	2024
Diluted earnings per share, as reported	$0.41	$0.27	$0.71	$0.39
Special Items to consider in evaluating quality of EPS:
Business restructuring and severance costs	0.06	0.01	0.22	0.05
Purchase accounting costs	0.01	—	0.02	—
M&A diligence and transaction costs	—	0.02	0.01	0.05
System implementation costs	0.04	0.02	0.06	0.04
Derivative de-designation and settlement (gain) loss	—	(0.01)	—	—
Settlement of legacy liability	—	0.02	—	0.02
Write-off of deferred financing fees	—	—	—	—
Gain on sale of Arrow Engine	—	—	(0.13)	—
Amortization of acquisition-related intangible assets	0.10	0.10	0.21	0.20
Non-cash compensation expense	0.05	0.05	0.08	0.16
Income tax effect of net income adjustments(1)	(0.06)	(0.05)	(0.11)	(0.12)
Adjusted diluted EPS	$0.61	$0.43	$1.07	$0.79
Weighted-average shares outstanding	40,929,861	40,999,038	40,939,798	41,160,526
(1) Income tax effect of net income adjustments is calculated on an item-by-item basis, utilizing the statutory income tax rate in the jurisdiction where the adjustments occurred. For the three and six month periods ended June 30, 2025 and 2024, the income tax effect on the cumulative net income adjustments varied from the tax rate inherent in the Company's reported GAAP results, primarily as a result of certain discrete items that occurred during the period for GAAP reporting purposes.

Appendix I

TriMas Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited - dollars in thousands)

	Three months ended June 30,
	2025			2024
	As reported	Special Items	As adjusted	As reported	Special Items	As adjusted
Net cash provided by operating activities	$30,250	$3,650	$33,900	$18,360	$3,860	$22,220
Less: Capital expenditures	(17,040)	—	(17,040)	(10,860)	—	(10,860)
Free Cash Flow	$13,210	$3,650	$16,860	$7,500	$3,860	$11,360

	Six months ended June 30,
	2025			2024
	As reported	Special Items	As adjusted	As reported	Special Items	As adjusted
Net cash provided by operating activities	$39,440	$8,040	$47,480	$14,670	$6,630	$21,300
Less: Capital expenditures	(29,980)	—	(29,980)	(24,110)	—	(24,110)
Free Cash Flow	9,460	8,040	17,500	(9,440)	6,630	(2,810)

	June 30, 2025	December 31, 2024	June 30, 2024
Long-term debt, net	424,540	398,120	427,360
Less: Cash and cash equivalents	30,280	23,070	35,010
Net Debt	$394,260	$375,050	$392,350

	YOY Sales Growth %
	Organic	Acquisitions	Divestitures	Foreign Exchange	Total
Q2 2025 vs. Q2 2024
Consolidated TriMas Corporation	13.4%	2.8%	(2.2)%	0.2%	14.2%
Packaging	7.9%	—%	—%	0.5%	8.4%
Aerospace	23.8%	8.7%	—%	—%	32.5%
Specialty Products	10.8%	—%	(17.6)%	—%	(6.8)%

YTD Q2 2025 vs YTD Q2 2024
Consolidated TriMas Corporation	10.9%	2.1%	(1.9)%	(0.7)%	10.4%
Packaging	5.7%	—%	—%	(1.2)%	4.5%
Aerospace	25.7%	6.9%	—%	(0.1)%	32.5%
Specialty Products	(1.5)%	—%	(14.2)%	—%	(15.7)%

Appendix I

TriMas Corporation
Reconciliation of GAAP to Non-GAAP Financial Measures
Forecasted Diluted Earnings Per Share Guidance
(Unaudited - dollars per share)

	Twelve months ended
	December 31, 2025
	Low	High
Diluted earnings per share (GAAP)	$1.31	$1.46
Pre-tax amortization of acquisition-related intangible assets(1)	0.42	0.42
Income tax benefit on amortization of acquisition-related intangible assets	(0.11)	(0.11)
Pre-tax non-cash compensation expense	0.25	0.25
Income tax benefit on non-cash compensation expense	(0.06)	(0.06)
Impact of Special Items(2)	0.14	0.14
Adjusted diluted earnings per share	$1.95	$2.10
(1) These amounts relate to acquisitions completed as of July 29, 2025. The Company is unable to provide forward-looking estimates of future acquisitions, if any, that have not yet been consummated.
(2) The Company is unable to provide forward-looking estimates of Special Items without unreasonable effort, due to the uncertainty and inherent difficulty of predicting the occurrence and the financial impact of such items and the periods in which such items may be recognized. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.